PRICING SUPPLEMENT NO. 1058AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated January 26, 2011

$6,009,520 Deutsche Bank AG Trigger Return Optimization Securities

Linked to the iShares® MSCI Emerging Markets Index Fund due January 31, 2013

Investment Description

Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Index Fund”). If the Fund Return is positive, the Issuer will repay the full principal amount at maturity and pay a return equal to 1.5 (the “Multiplier”) times the Fund Return, up to the Maximum Gain. If the Fund Return is zero or negative and the Final Fund Price is equal to or greater than the Trigger Price, the Issuer will repay the full principal amount at maturity. However, if the Final Fund Price is less than the Trigger Price, the Issuer will repay less than the full principal amount, resulting in a loss that is proportionate to the percentage decline in the Index Fund. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of principal provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. If the Fund Return is negative, investors may be exposed to the percentage decline in the Index Fund at maturity.

❑

Downside Exposure with Contingent Repayment of Principal at Maturity: If the Fund Return is zero or negative and the Final Fund Price is not less than the Trigger Price, the Issuer will repay the principal amount at maturity. However, if the Final Fund Price is less than the Trigger Price, the Issuer will pay less than the full principal amount, resulting in a loss to investors that is proportionate to the percentage decline in the Index Fund. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	January 26, 2011

Settlement Date	January 31, 2011

Final Valuation Date[1]	January 25, 2013

Maturity Date[1]	January 31, 2013

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Return Optimization Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Index Fund”). The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered for a minimum investment of $1,000, or 100 Securities, at $10.00 per Security and integral multiples of $10.00 in excess thereof.

Index Fund	Initial Fund Price	Maximum Gain	Trigger Price	CUSIP/ISIN
iShares® MSCI Emerging Markets Index Fund	$46.99	29.54%	$35.24, equal to 75.00% of the Initial Fund Price	25154P543 / US25154P5439

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement AB dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, product supplement AB, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public	Discounts and Commissions	Proceeds to Us
Trigger Return Optimization Securities linked to the iShares® MSCI Emerging Markets Index Fund
Per Security	$10.00	$0.20	$9.80
Total	$6,009,520.00	$120,190.40	$5,889,329.60

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,009,520.00	$697.71

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the underlying supplement No. 1 dated September 29, 2009, product supplement AB dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement AB dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200386/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Trigger Return Optimization Securities,” “Trigger Price,” “Initial Fund Price,” “Final Fund Price” and “Closing Price” in this pricing supplement shall be deemed to refer to “Return Optimization Securities with Contingent Protection,” “Trigger Level,” “Initial Fund Level,” “Final Fund Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if:

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Index Fund.

♦	You believe that the Index Fund will appreciate over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of 29.54%.

♦	You understand and accept that your potential return is limited to the Maximum Gain and you are willing to invest in the Securities with a Maximum Gain of 29.54%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Index Fund.

♦	You do not seek current income from your investment and are willing to forego dividends paid on the Index Fund.

♦	You are willing to hold the Securities to maturity, which have a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Index Fund.

♦

You believe that the price of the Index Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date, or you believe the Index Fund will appreciate over the term of the Securities by more than the Maximum Gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Index Fund.

♦	You seek current income from this investment or prefer to receive the dividends paid on the Index Fund.

♦	You are unable or unwilling to hold the Securities to maturity, which have a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security

Term	2 years

Trade Date	January 26, 2011

Settlement Date	January 31, 2011

Final Valuation Date[1]	January 25, 2013

Maturity Date [2]	January 31, 2013

Multiplier	1.5

Maximum Gain	29.54%

Trigger Price	$35.24, equal to 75.00% of the Initial Fund Price

Payment at Maturity (per $10.00)

If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Security that provides you with a return on your investment equal to the Fund Return multiplied by 1.5, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10.00 + ($10.00 x the lesser of (i)

Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the Final Fund Price is equal to or greater than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Final Fund Price is less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment that is less than your initial investment of $10.00 per Security, resulting in a loss that is proportionate to the percentage decline in the price of the Index Fund reflected in the negative Fund Return, and equal to:

$10.00 + ($10.00 x (Fund Return))

In this scenario, you will lose 1.00% of your initial investment for every 1.00% of negative performance of the Index Fund. The contingent repayment of principal at maturity no longer applies and you will lose a significant portion or all of your initial investment.

Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price

Closing Price	On any scheduled trading day, the last reported closing price of the Index Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent

Initial Fund Price	$46.99, the Closing Price of one share of the Index Fund on the Trade Date

Final Fund Price	The Closing Price of one share of the Index Fund on the Final Valuation Date

Share Adjustment Factor

Initially 1.0 for the Index Fund, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Under these circumstances, you may lose some or all of your principal amount.

[1]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦

Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index Fund and will depend on whether, and to the extent which, the Fund Return is positive or negative and if the Fund Return is negative, whether the Final Fund Price is less than the Trigger Price on the Final Valuation Date. If the Final Fund Price is less than the Trigger Price on the Final Valuation Date, you will be fully exposed to any negative Fund Return, and Deutsche Bank AG will pay you less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the percentage decline in the price of the Index Fund. Accordingly, you could lose your entire initial investment.

♦

Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index Fund price is above the Trigger Price.

♦

The Multiplier Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Index Fund’s return even if such return is positive and does not exceed the Maximum Gain.

♦

Capped Appreciation Potential — If the Fund Return is positive, you will be entitled to receive at maturity your initial investment plus an amount equal to 1.5 multiplied by the Fund Return multiplied by the initial investment, subject to the Maximum Gain. If you hold the Securities to maturity, your return on the Securities will not exceed the Maximum Gain of 29.54%, regardless of any increase in the price of the Index Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $12.954 per $10.00 Security and your return could be less than the return on a direct investment in the Index Fund.

♦

The Securities Do Not Pay Coupons — Deutsche Bank AG will not pay you any periodic coupon payments on the Securities during the term of the Securities and you will not receive any dividend payments or other distributions holders of the Index Fund may receive.

♦

Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of principal provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and in the event Deutsche Bank AG were to default on its obligations you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the Securities.

♦

Investing in the Securities Is Not the Same as Investing in the Index Fund or Underlying Stocks of the Index Fund — The return on your Securities may not reflect the return you would realize if you invested directly in the Index Fund or constituents of the Index Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of component stocks underlying the Index Fund or holders of shares of an exchange traded fund would have.

♦

There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

Price Prior to Maturity Is Affected by Many Factors — In addition to the price of the Index Fund on the Final Valuation Date, the market price of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the Index Fund; the time to maturity of the Securities; the market prices and dividend rates on the component stocks underlying the Index Fund; interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund; a variety of economic, financial, political, regulatory or judicial events; the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the component stocks underlying the Index Fund are based; supply and demand for the Securities; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

The Securities Have Certain Built-In Costs — While the Payment at Maturity described in this pricing supplement is based on your entire initial investment, the Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Index Fund, or the component stocks underlying the Index Fund, and/or over the counter options, futures or other instruments with returns linked to the performance of the Index Fund, or the component stocks underlying the Index Fund, may adversely affect the market price of the Index Fund and therefore, the market value of the Securities.

♦

Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component stocks underlying the Index Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Fund Return and Payment at Maturity based on closing prices of the Index Fund in the market. The calculation agent can postpone the determination of the Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦

We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Is Linked to and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index Fund to which the Securities are linked.

♦

The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of an exchange traded fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of an exchange traded fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Index Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a Index Fund may differ from its NAV per share; the Index Fund may trade at, above or below their NAV per share.

♦

The Index Fund and Its Index Are Different — The performance of an exchange traded fund may not exactly replicate the performance of its respective index because the fund will reflect transaction costs and fees that are not included in the calculation of the index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the fund or due to other circumstances. Your investment is linked to the Index Fund. Any information relating to the underlying index is only relevant to understanding the index that the Index Fund seeks to track.

♦

Adjustments to the Index Fund or to Its Underlying Index Could Adversely Affect the Value of the Securities — Blackrock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of its underlying index. The stocks included in this index are each selected by MSCI Inc. (“MSCI”). The index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the index, which could change the value of the index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the exchange traded fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the exchange traded fund and consequently have an adverse effect on the value of your Securities.

♦

There Is No Affiliation Between the Index Fund and Us, and We Are Not Responsible For Any Disclosure By the Index Fund — We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the index replicated by the Index Fund. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the index replicated by the Index Fund or any of the issuers of the component securities held by the Index Fund or underlying the index held by the Index Fund. You, as an investor in the Securities, should make your own investigation into the component securities held by the Index Fund or underlying the index replicated by the Index Fund and the issuers of the component securities held by the Index Fund or underlying the index replicated by the Index Fund. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the index replicated by the Index Fund are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the exchange traded funds nor any of the issuers of the component securities held by the Index Fund or underlying the index replicated by the Index Fund has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

Currency Exchange Risk — Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Index Fund’s return. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Index Fund and have an adverse impact on the value of the Securities.

♦

Non-U.S. Securities Markets Risks — Because foreign companies or foreign equity securities held by the Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

♦

Emerging Markets Countries Often Suffer from Political and Economic Instability — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Index Fund. The stocks held by the Index Fund include stocks of the companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and Payment at Maturity of your Securities.

♦

Past Performance of the Index Fund, Its Index or the Component Securities Held by the Index Fund Is No Guide to Future Performance — The actual performance of the Index Fund, its index or of the component securities held by Index Fund over the life of the Securities, may bear little relation to the historical prices of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index Fund, its index or of the component securities held by the Index Fund.

♦

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a range of performance for the Index Fund from -100.00% to +100.00% and use the Initial Fund Price of $46.99, a Trigger Price of $35.24 (75.00% of the Initial Fund Price), a Multiplier of 1.5 and a Maximum Gain of 29.54%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Fund Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Fund Price	Percentage Change in Index Fund	Payment at Maturity ($)	Return on Securities (%)
$93.98	100.00%	$12.954	29.54%
$82.23	75.00%	$12.954	29.54%
$70.49	50.00%	$12.954	29.54%
$65.79	40.00%	$12.954	29.54%
$61.09	30.00%	$12.954	29.54%
$56.39	20.00%	$12.954	29.54%
$56.24	19.69%	$12.954	29.54%
$51.69	10.00%	$11.500	15.00%
$49.34	5.00%	$10.750	7.50%
$46.99	0.00%	$10.000	0.00%
$44.64	-5.00%	$10.000	0.00%
$42.29	-10.00%	$10.000	0.00%
$37.59	-20.00%	$10.000	0.00%
$35.24	-25.00%	$10.000	0.00%
$32.89	-30.00%	$7.000	-30.00%
$28.19	-40.00%	$6.000	-40.00%
$23.50	-50.00%	$5.000	-50.00%
$11.75	-75.00%	$2.500	-75.00%
$0.00	-100.00%	$0.000	-100.00%

Example 1 — The Final Fund Price increases by 10.00% from the Initial Fund Price of $46.99. Because the Fund Return is 10.00%, Deutsche Bank AG will pay you 1.5 times the Fund Return, or a 15.00% total return, for a Payment at Maturity of $11.50 per $10.00 Security calculated as follows:

$10.00 + ($10.00 × (10.00% × 1.5)) = $10.00 + $1.50 = $11.50.

Example 2 — The Final Fund Price increases by 30.00% from the Initial Fund Price of $46.99. Because 1.5 times the Fund Return of 30.00% is more than the Maximum Gain of 29.54%, Deutsche Bank AG will pay you the Maximum Gain of 29.54%, or a Payment at Maturity of $12.954 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × 29.54%) = $10.00 + $2.954 = $12.954

Example 3 — The Final Fund Price decreases by 10.00% from the Initial Fund Price of $46.99. Because the Fund Return is negative and the Final Fund Price is greater than the Trigger Price of $35.24, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Security.

Example 4 — The Final Fund Price decreases by 50.00% from the Initial Fund Price of $46.99. Because the Final Fund Price is less than the Trigger Price of $35.24, Deutsche Bank AG will pay you less than your principal amount, resulting in a loss of 1.00% of your initial investment for every 1.00% of negative Fund Return, and the Payment at Maturity of $5.00 per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 × -50.00%) = $5.00

If the Final Fund Price is less than the Trigger Price, you will be fully exposed to any negative Fund Return, resulting in a loss that is proportionate to the decline in the price of the Index Fund, and you will lose a significant portion or all of your initial investment.

The iShares® MSCI Emerging Markets Index Fund (“EEM”)

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1 dated September 29, 2009.

The graph below illustrates the performance of EEM from January 26, 2006 to January 26, 2011. The closing price of EEM on January 26, 2011 was $46.99. We obtained the closing prices of EEM from Bloomberg, and we have not participated in the preparation of or verified such information. The historical prices of EEM should not be taken as an indication of future performance.

Historical Performance of the iShares® MSCI Emerging Markets Index Fund

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the principal amount of your Securities in shares of the Index Fund and sold those shares for their fair market value on the date your Securities are sold, exchanged or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the Securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.